Exhibit 99.2

Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive San Diego, CA 92121 USA	Tel (858) 552 2200 Fax (858) 552 2212 www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS ANNOUNCES APPOINTMENT OF DANIEL M. BRADBURY
AS CHIEF EXECUTIVE OFFICER EFFECTIVE MARCH 1, 2007

San Diego, CA – January 30, 2007 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today announced that Daniel M. Bradbury will become President and Chief Executive Officer on March 1, 2007.  He will succeed Ginger L. Graham, who has led the company since 2003.

“I’ve had the pleasure of working with Dan for more than eleven years, first as a board member and then as a member of the management team.  Dan has a deep appreciation for the two critical elements required to build a sustainable biopharmaceutical company:  the value of scientific innovation and the importance of building capabilities to deliver those innovations to patients,” said Graham.  “I look forward to Dan’s leadership and am excited to return to a role as a board member in support of Dan and the future success of Amylin.”

“We are entering an exciting phase at Amylin,” said Bradbury.  “BYETTA and SYMLIN are well-positioned to drive the company’s near-term growth, and the long-acting formulation of BYETTA in development provides tremendous mid-term opportunity.  Longer-term, our integrated neurohormonal approach to therapies for obesity has great potential to impact this worldwide epidemic and provide a foundation for future sustainable growth.  We have a tremendous opportunity to challenge science and change the lives of millions of people by bringing new medicines to those who need them.”

“Ginger’s leadership has been instrumental in the company’s transition from a research and development entity to a fully commercialized biopharmaceutical leader,” commented Joseph C. Cook, Jr., Chairman of the Board.  “We thank her for her tireless efforts and look forward to her continued contributions as a member of the Board of Directors.  In addition, we look forward with confidence to working with Dan as Amylin continues its journey to improve the lives of people with diabetes and obesity.  The passion and commitment of the Amylin senior leadership team and all the Amylin team members are key to executing our plans and delivering results that enable us to drive value through innovation.”

In June 2006, Mr. Bradbury, 45, was named President and COO and became a member of the Board of Directors.  He previously served as Executive Vice President from June 2000 until his promotion to COO in June 2003.  He joined Amylin in 1994 and has held officer-level positions in Corporate Development and Marketing during that time.  Prior to joining Amylin, Mr. Bradbury spent ten years at SmithKline Beecham Pharmaceuticals, where he held a number of sales and marketing positions.  He is a member of the board of directors of Illumina, Inc. and Novacea, Inc.  He also serves as a board member for BIOCOM and the Keck Graduate Institute’s Board of Trustees.  Mr. Bradbury is a member of the Royal Pharmaceutical Society of Great Britain and serves on the UCSD Rady School of Management’s Advisory Council.  He received a Bachelor of Pharmacy from Nottingham University and a Diploma in Management Studies from Harrow and Ealing Colleges of Higher Education.

About Amylin Pharmaceuticals

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.  Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection.  Amylin’s research and development activities leverage the company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity.  Amylin is located in San Diego, California with over 1500 employees nationwide.  Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The Company’s actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or SYMLIN may be affected by competition, unexpected new data, technical issues, or manufacturing and supply issues; risks that our clinical trials will not be completed when planned or may not replicate previous results; risks and uncertainties that Amylin will be able to complete manufacturing scale-up and construction and validation of its manufacturing facility on a timely basis, or at all; risks that the FDA may not approve the Company’s sNDAs or product candidates; and other risks inherent in the drug development and commercialization process.  Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA or SYMLIN.  These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-Q.  Amylin disclaims any obligation to update these forward-looking statements.

CONTACT:

Alice Bahner

Executive Director, Investor Relations

Amylin Pharmaceuticals, Inc.

858-552-2200
www.amylin.com